VALCOR REPORTS FIRST QUARTER RESULTS

     DALLAS, TEXAS . . April 23, 1996 . . Valcor, Inc. reported a net loss of $13.2 million for the first quarter of 1996, which includes a previously-announced charge of approximately $15 million after-tax to close Medite's New Mexico medium density fiberboard (`MDF'') plant. Net income was $6.7 million in the first quarter of 1995.

     Industry capacity additions, particularly in Europe, and slow economic activity in markets where Medite sells MDF contributed to lower MDF selling prices, which for the first quarter of 1996 were approximately 17% lower than the first quarter of last year and 5% lower than the fourth quarter of 1995. Changes in product mix contributed to lower hardware products earnings while a 3% increase in comparable store sales improved fast food results.


                             SUMMARY OF OPERATIONS

                                  (Unaudited)
                     Quarters ended March 31, 1995 and 1996
                                 (In millions)

                                                             1995      1996
                                                             ----      ----

NET SALES
  Building products                                         $ 58.6   $ 46.5
  Hardware products                                           20.1     21.2
  Fast food                                                   26.8     27.6
                                                            ------   ------


                                                            $105.5   $ 95.3
                                                            ======   ======

OPERATING INCOME
  Building products:
    Before restructuring charge                             $ 10.3   $  1.5
    Plant closure charge                                       -      (24.0)
                                                            ------   ------

                                                              10.3    (22.5)
  Hardware products                                            5.5      4.4
  Fast food                                                    1.1      1.6
                                                            ------   ------


    TOTAL OPERATING INCOME (LOSS)                             16.9    (16.5)
Interest expense                                               5.0      4.9
Corporate items, net                                            .9      -
                                                            ------   ------



                             2 of 1
    Income (loss) before income taxes                         11.0    (21.4)
Income taxes (benefit)                                         4.3     (8.2)
                                                            ------   ------


      NET INCOME (LOSS)                                     $  6.7   $(13.2)
                                                            ======   ======


    Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc.
(NYSE: VHI), is engaged in the building products, hardware products and fast food industries. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.


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